Exhibit 10.1

November 16, 2015

Mr. Daniel Beltzman

Birch Run Capital Advisors, LP

1350 Broadway, Suite 2215

New York, NY 10018

Dear Daniel:

We appreciate the productive dialogue we have had over the years with Birch Run Capital Advisors and we are pleased to invite you to join the company’s board of directors. Your long-standing support for the company, your stable capital base and your acumen and insights as a director focused on serving the long-term interests of all shareholders make you a compelling choice as a director for Walter. We have outlined below the details of this proposal and other matters.

Effective on December 7, 2015 we will increase the size of the board and appoint you to serve as a Class III director on the board with a term expiring at the 2018 annual meeting of stockholders. In addition, subject to satisfying the necessary eligibility requirements, the board would also appoint you to the Compensation Committee and the Nominating and Governance Committee.

Following your appointment as a director, you would be subject to the same governance, confidentiality and other policies, and be entitled to the same insurance, indemnification, compensation and expense reimbursement arrangements, as apply to all independent directors of the company. In addition, you would be expected to preserve the confidentiality of company information, including discussions and matters considered in board and committee meetings, to the extent not disclosed publicly by the company. We understand you may wish to share some of the information you receive as a director with Birch Run Capital Advisors, and that would be acceptable to us subject to customary limitations to be discussed, and with the understanding that such information would be kept strictly confidential and used solely by Birch Run for the purpose of managing its investment in Walter Investment.

At any meeting of stockholders following the date of this letter and until the completion of the company’s 2016 annual stockholders meeting, you and Birch Run Capital Advisors agree to (i) vote your shares in favor of the election of each director nominated by the board who is currently a Class I Director of the company and vote against any shareholder nominations for the election of directors not approved or recommended by the board, and (ii) vote your shares against shareholder recommendations and proposals not approved by the board.

The board also plans to identify and appoint a new non-management director as soon as practicable while working to transition the board back to its current size of nine directors on or before the 2017 annual stockholders meeting, and we look forward to working with you following your appointment in this regard.

Walter Investment Management Corp.	3000 Bayport Drive, Suite 1100 Tampa, FL 33607	Tel: (813) 421-7600	http://www.walterinvestment.com

On behalf of our board, I would like to thank you again for your confidence in our company and emphasize how much we look forward to you joining as a director.

Very truly yours,

/s/ Denmar Dixon
Denmar Dixon
Vice Chairman and
Chief Executive Officer

BIRCH RUN CAPITAL ADVISORS, LP by BRC Advisors GP, LLC, the General Partner

By:	/s/ Daniel Beltzman
Name:	Daniel Beltzman
Title:	Managing Member

DANIEL BELTZMAN

By:	/s/ Daniel Beltzman

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